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                                                                   Exhibit 10.11

                           CHANGE OF CONTROL AGREEMENT


          This Agreement is entered into between Wisconsin Central Transportation Corporation, a Delaware corporation (the "Company"), and Thomas
F. Power, Jr. ("Executive"), as of the 25th day of January, 2001.

                                    RECITALS

WHEREAS, Executive has been employed as President and Chief Executive Officer of the Company and has served as a director of the Company, as well as chief executive officer and a director of subsidiaries that are directly or indirectly wholly owned by the Company ("Subsidiaries").

WHEREAS, the Company is in the process of negotiating a possible merger of the Company with a wholly-owned subsidiary of Canadian National Railway Company ("Merger").

WHEREAS, the Company desires to have Executive continue his employment with the Company during the negotiation process through the date of consummation of the Merger or any earlier date on which a Change in Control (defined below) occurs ("Closing Date").

WHEREAS, the Company does not currently propose to have Executive remain as an employee, officer or director of the company resulting from the proposed merger or any earlier Change in Control.

WHEREAS, for purposes of this Agreement the Term "Change in Control" means the occurrence of one of the following events either before the Merger is approved by the stockholders of the Company or after the Merger agreement is terminated in accordance with its terms:

          (i) The acquisition by an entity, person or group (including all affiliates or associates of such entity, person or group, but excluding any person who on the date of this Agreement was the beneficial owner of capital stock of the Company entitled to exercise 30% or more of the Voting Power (as defined below)) of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, of capital stock of the Company, if after such acquisition such entity, person or group is entitled to exercise more than 30% of the outstanding voting power of all capital stock of the Company entitled to vote in elections of directors ("Voting Power");

          (ii) The effective time of (1) a merger or consolidation of the Company with one or more other corporations as a result of which the holders of the outstanding Voting Power of the Company immediately prior to such merger or consolidation (other than the surviving or resulting corporation or any affiliate or associate thereof) hold less than 50% of the Voting Power of the surviving or resulting corporation, or (2) a transfer of 30% of the Voting Power, or a substantial portion of the property (at least 50% of


                               Ex. 10.11 - Page 1

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                book value), of the Company other than to an entity of which the
                Company owns at least 50% of the Voting Power; or

          (iii) During any 24-month period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Company's Board of Directors.

Notwithstanding the foregoing, a Change in Control shall not be deemed to take place by virtue of any transaction in which Executive is a participant in a group effecting an acquisition of the Company if, after such acquisition, Executive holds an equity interest in the entity that has acquired the Company.

                                    AGREEMENT

Now, therefore, for good and valuable consideration, the receipt of which is hereby acknowledged by both parties, the Company and Executive agree as follows:

I.        CONTINGENT RIGHTS AND OBLIGATIONS

If the Executive has not resigned prior to the Closing Date, the following rights and obligations shall exist:

     1. RESIGNATION. Executive shall resign from all positions and employment with the Company and its Subsidiaries effective the Closing Date.

     2. PAYMENT. In consideration of the agreements and subject to Executive's performance of the undertakings set forth in this Agreement, the Company, in full and final settlement of all of Executive's stated and unstated claims, including any claim for severance, reimbursement of vacation or sick pay, incentive compensation under the Company's management incentive compensation plan for the year in which the Closing Date occurs or otherwise but excluding any claims relating to deferred compensation, stock options or phantom stock, agrees to make the following payments to Executive:

          (a) The Company shall pay Executive the amount of earned and previously unpaid salary for the period ending on the Closing Date in accordance with its customary practice.

          (b) On the Closing Date, the Company shall make a $2,025,000 cash payment to Executive.

          (c) If federal excise taxes are applicable to the payment described in paragraph 2(b), on the Closing Date the Company shall make an additional payment to Executive equal


                               Ex. 10.11 - Page 2

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               to the amount required for Executive to have received and
               retained $2,025,000 after payment of (i) the federal excise taxes applicable to all payments under this paragraph 2 (including the payments under this paragraph 2(c)) and (ii) the federal and state income taxes applicable to any additional payment made pursuant to this paragraph 2(c), but before payment of the federal and state income taxes applicable to the $2,025,000 payment.

3. EXPENSE REIMBURSEMENT. The Company will reimburse Executive for business expenses he incurred on its behalf prior to the Closing Date, subject to compliance with the Company's existing expense reimbursement policies; provided that any such request for reimbursement shall be made prior to the date 30 days following the Closing Date.

4. WITHHOLDING. All amounts otherwise payable under this Agreement shall be subject to customary tax withholding and other employment taxes and shall be subject to such other withholding as may be required in accordance with applicable law.

5. BENEFIT PLANS. The Company shall take such steps, whether pursuant or supplemental to its existing employee benefit plans, to provide to Executive, from the date of the Closing Date until he attains age 65, the same or comparable insurance and welfare benefit arrangements in which he currently participates.

6. AUTOMOBILE. The Company shall transfer to Executive, without charge, title to the automobile used by Executive immediately prior to the Closing, free of any liens.

7. NON-COMPETITION. For the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, Executive agrees that he will not (other than on behalf of one of the Class 1 railroads in the United States or Canada) directly or indirectly engage in, assist, perform services for, establish, or have any equity interest (other than ownership of 1% or less of the outstanding stock of any corporation listed on the New York or American Stock Exchanges or included in the NASDAQ National Market System) in, whether as an employee, officer, director, agent, security holder, creditor, consultant or otherwise, any entity or person which conducts rail operations in the State of Wisconsin, the Upper Peninsula of Michigan, the Chicago Switching District, the Minneapolis-St. Paul Switching District, the Province of Ontario, the United Kingdom, New Zealand, Australia or Jordan. Of the cash payments made pursuant to this Agreement, $1,200,000 ($400,000 per year) is allocated as payment in consideration of Executive's agreement not to compete as set forth in this paragraph.

8. CONFIDENTIALITY. Executive agrees that he will not, without the prior written consent of the Company, directly or indirectly disclose to any individual, corporation or other entity (other than the Company, its Subsidiaries or Affiliates or their respective officers, directors or employees entitled to such information) or use for his own or such another's benefit, any information, whether or not reduced to written or other tangible form, which (a) is not generally known to the public or in the industry; (b) has been treated by the Company or any of its Subsidiaries or Affiliates as confidential or proprietary; and (c) is of competitive advantage to the Company or any of its Subsidiaries or Affiliates (such information being referred to in this paragraph as "Confidential Information"). Confidential Information which becomes generally known to the public without violation of this Agreement shall cease to be subject to the restrictions of this paragraph.


                               Ex. 10.11 - Page 3

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9.   COVENANTS GENERALLY. The parties agree and acknowledge that the duration, scope and geographic areas applicable to the covenants set forth in paragraphs 7 and 8 of this Agreement are fair, reasonable and necessary and that adequate compensation has been received by Executive for these obligations. If, however, for any reason any court determines that the restrictions in this Agreement are not reasonable, that the consideration to Executive therefor is inadequate or that Executive has been prevented from earning a livelihood, such restrictions shall be deemed without further action by the parties to be interpreted, modified or rewritten to include as much of the duration, scope and geographic area of such restrictions as are valid and enforceable.

10.  NON-DISPARAGEMENT.

     a. Executive agrees that he shall not make any disparaging statements about the Company, its Subsidiaries or Affiliates (including any successor thereto) or the directors, officers or employees of any of them; provided that the provisions of this clause shall not apply to truthful testimony as a witness, compliance with other legal obligations, or truthful assertion of or defense against any claim of breach of this Agreement, or to his truthful statements or disclosures to officers or directors of the Company, and shall not require Executive to make false statements or disclosures; and provided further that, at any period after nine months following the Closing Date, he may, in good faith, make fair and truthful comment about the Company, its Subsidiaries or Affiliates or the directors, officers or employees or any of them with respect to events arising or circumstances existing after the Closing Date.

     b. The Company agrees that neither the directors nor the officers of the Company or its Subsidiaries nor any spokesperson for any of them shall make any disparaging statements about Executive; provided that the provisions of this clause shall not apply to truthful testimony as a witness, compliance with other legal obligations, truthful assertion of or defense against any claim of breach of this Agreement or truthful statements or disclosures to Executive, and shall not require false statements or disclosures to be made; and provided further that the Company may, in good faith, make fair and truthful comment in response to any statements that may be made by Executive pursuant (or purportedly pursuant) to the last proviso of paragraph 10(a) of this Agreement.

11. RELEASE. Except for a claim based upon a breach of this Agreement or a claim based on the claims specifically excluded in paragraph 2 of this Agreement, effective as of the Closing Date Executive shall release the Released Parties (as defined below) from any and all claims, suits, demands, actions or causes of action of any kind or nature whatsoever, whether the underlying facts are known or unknown, which Executive has or now claims, or might have or claim, pertaining to or arising out of Executive's employment by the Company or his separation therefrom or under any local, state or federal common law, statute, regulation or ordinance, including without limitation those claims dealing with employment discrimination, including without limitation, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e ET SEQ., 42 U.S.C.
     Section 1981,Americans with Disabilities Act, the Illinois Human Rights Act or claims for breach of contract, for misrepresentation, for defamation, for wrongful discharge under the common law of any state, for infliction of emotional distress or for any


                               Ex. 10.11 - Page 4

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     other tort under the common law of any state. This release shall run to the
     Company and each of its Subsidiaries and Affiliates, and all predecessors, successors and assigns thereof and each of their members, trustees, shareholders, partners, principals, members, directors, officers, trustees, employees, agents and attorneys, past or present, and all predecessors, successors, heirs and assigns thereof (collectively, "Released Parties"). This release shall also be binding upon Executive and his heirs and assigns. In exchange for this general release and waiver hereunder, as of the Closing Date Executive shall acknowledge that he has received separate consideration beyond that which he is otherwise entitled to under the Company's policy or applicable law.

12. COVENANT NOT TO SUE. To the maximum extent permitted by law, Executive covenants not to sue or to institute or cause to be instituted any action in any federal, state or local agency or court against the Released Parties regarding the matters covered by the release contained in paragraph 11 above (except to enforce the terms of this Agreement). If Executive breaches the terms of the release and covenant not to sue, then the Released Parties shall be entitled to recover their costs, including reasonable attorneys' fees incurred in defending such action.

13. SPECIFIC ENFORCEMENT. Executive agrees that any breach by him of paragraphs 7 through 11 of this Agreement will cause the Company great injury which will be difficult, if not impossible, to measure and that such injury will be immediate and irreparable for which the Company will have no adequate remedy at law. Consequently, Executive agrees that any material breach by Executive of the foregoing paragraphs 7 through 11 of this Agreement shall entitle the Company to injunctive relief, and shall entitle the Company to cancel its obligations under this Agreement, provided that if a material breach occurs, the Company shall notify Executive of such breach and Executive may, if possible, attempt to cure such material breach. Executive agrees that, in the event of a breach by Executive of the foregoing provisions of this Agreement the Company would be more harmed by the denial of an injunction or other equitable relief than Executive would be harmed by the issuance of an injunction or other equitable relief and that the public interest would be furthered by the issuance of an injunction or other equitable relief to prevent further or additional breach of the foregoing provisions of this Agreement.

14. THIRD PARTY LEGAL PROCEEDINGS. Executive agrees to cooperate, at reasonable times and on reasonable notice, with the Company in the truthful and honest prosecution or defense of any claim in which the Released Parties may have an interest (subject to reasonable limitations concerning time and place), which may include without limitation making himself available to participate in any proceeding involving any of the Released Parties, allowing himself to be interviewed by representatives of the Company, appearing for depositions and testimony without requiring a subpoena, and producing and providing any documents or names of other persons with relevant information.

15. NO MITIGATION. Executive shall have no obligation to seek or accept employment, and any compensation earned or provided to Executive from any person or entity other than the Company and its Subsidiaries for the performance of such employment or other services shall not reduce or otherwise affect the amount due to Executive from the Company in accordance with this Agreement, so long as such employment or service does not violate Executive's obligations under paragraphs 7 and 8 of this Agreement.


                               Ex. 10.11 - Page 5

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16.  INDEMNIFICATION; INSURANCE. Executive shall continue to be eligible for indemnification from the Company with respect to acts or omissions on or prior to the Closing Date pursuant to the indemnification provisions of the Company's charter and/or bylaws to the same extent as other current or former directors and officers of the Company. Executive shall be entitled to coverage with respect to acts or omissions on or prior to the Closing Date under the directors and officers liability insurance coverage maintained by the Company (at the Closing Date and as may be in effect from time to time thereafter) to the same extent as other current or former officers and directors of the Company.

17. COMPANY PROPERTY. After the Closing Date, Executive shall return any material personal property to the Company or its Subsidiary or Affiliate, as the case may be, except that Executive may retain the two Company fax machines and laptop computer that he has been using; provided, however, that his retention of the laptop computer is subject to his obligations under paragraph 8 of this Agreement with respect to any Confidential Information contained therein.


II.  MISCELLANEOUS.

18. INTEREST. If any payment to be made under this Agreement by the Company is not paid within 30 days after it has become due, the Company will pay interest on such unpaid amount at the Company's then cost of borrowings.

19. MODIFICATION. No modification of this Agreement shall be valid unless signed by the party against whom such modification is sought to be enforced.

20. LEGAL COUNSEL. Executive acknowledges that he has carefully read and fully understands the terms and provisions of this Agreement and all of his rights and obligations thereunder, has had an opportunity to be represented by legal counsel of his choosing prior to executing this Agreement which contains a general release and waiver and that his execution of this Agreement is voluntary.

21. NO ADMISSION. Executive agrees that neither this Agreement nor performance hereunder constitutes an admission by the Company of any violation of any federal, state or local law, regulation, common law, of any breach of any contract or any other wrongdoing of any type.

22. NOTICES. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given:

a. in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;


                               Ex. 10.11 - Page 6

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b.   in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or

c. in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;

     provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service are to be delivered to the addresses set forth below:

     If to the Company:

          Wisconsin Central Transportation Corporation
          One O'Hare Centre, Suite 9000
          6250 North River Road
          Rosemont, Illinois  60018
          Phone:            847-318-4602
          Facsimile:        847-318-4628

     If to Executive:

          Thomas F. Power, Jr.
          1003 Central Avenue
          Deerfield, Illinois  60015
          Phone:            847-948-0781
          Facsimile:        847-948-1142

     Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.

23. ENTIRE AGREEMENT. This instrument constitutes the entire agreement between the parties.

24. SEVERABILITY. If any provision, section, subsection or other portion of this Agreement shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part, and such determination shall become final, such provision or portion shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portions of this Agreement enforceable. This Agreement as thus amended shall be enforced so as to give effect of the intention of the parties insofar as that is possible. In addition, the parties hereby expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce this Agreement as modified.

25. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Illinois.

26. COUNTERPARTS. This Agreement may be signed in multiple counterparts, each of which shall be deemed to be an original for all purposes.



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                               Ex. 10.11 - Page 8

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


                                       WISCONSIN CENTRAL
                                        TRANSPORTATION CORPORATION


                                       By: /s/ Ronald G. Russ
                                          --------------------------------------
                                       Printed Name:  Ronald G. Russ
                                       Its: Executive Vice President and Chief
                                            Financial Officer



                                       EXECUTIVE


                                       /s/ Thomas F. Power, Jr.
                                       -----------------------------------------
                                       Name:  Thomas F. Power, Jr.




                               Ex. 10.11 - Page 9